Rogers Consulting Group

                                             Specialty Securities Advisement

May 15, 2008

Dr. Alexander Gak
BAETA Corp.
253 Warren Avenue
Fort Lee, NJ 07024

RE: Proposal for CFO Services

Dear Dr. Gak:

In response to your request for proposal for CFO services in the preparation and oversight of materials intended for completing annual audits and quarterly financial results in full compliance with current PCAOB and FINRA standards, I have developed the following outline of responsibilities, duties, obligations and tasks, for your consideration.

I.	Duties & Responsibilities

a.
PCAOB Annual Audits & Quarterly Financial Reporting. It is understood that a significant portion of the obligations shall be in the development and support of materials necessary to complete BAETA’s annual audits and regular quarterly financial results. Your PCAOB accountant is an essential component in ensuring that all materials and required financial controls have been developed and properly executed by management, but in order to maintain independence per regulatory guidelines, they are required to rely on management’s presentation of all financial documents and Internal Controls of Financial Reporting (“ICFR”).  The preparation, maintenance and responsibility over the tasks, statements, estimates, documentation and other materials necessary to engage your PCAOB accountant is management’s responsibility, and specifically what I propose to obligate myself to perform for BAETA.

b.	Such duties and responsibilities include, but are not necessarily limited to the following:

i.
Preparation & Maintenance of Financial Statements. The PCAOB audit and quarterly financial reporting process begins with the preparation of financial statements, including actual current Income Statement, Balance Sheet and Statement of Cash Flows.  It is management’s responsibility to prepare and present these, along with all fully reconciled supporting sub-ledger documentation, to the auditor for review.  The PCAOB accountant cannot perform this function and cannot assist in the creation or reconciliation of the numbers to sub-ledgers and other supporting documentation.

Rogers Consulting Group
8251 Blackburn Avenue| Suite 4 | Los Angeles | CA | 90048
Ph. 310.300.8485 | F. 323.852.7157
Http://www.managesource.com | CEO@managesource.com

Rogers Consulting Group CFO Services Proposal

ii.
Preparation & Maintenance of Supporting Sub-Ledgers.  The regular financial reporting process also requires that management prepare and submit to its PCAOB accountant for review, the following items intrinsic to the completion of the financial statements:

1.
Equity Ledgers and Additional Paid-In Capital (“APIC”) Calculations. This requires ongoing maintenance of equity ledgers and disclosable calculation of APIC, inclusive of equity purchase or distribution documents to validate the numbers presented.

2.
Reconciliation & Accounting of all Financial Sub-Ledgers.  All sub-ledger documents must tie exactly to financial statements presented to the accountants, and must be accompanied by associated contracts, statements, etc. for verification.  These include:

a.	Accounts Payable / Accounts Receivable sub-ledgers.

b.	Actual Cash sub-ledgers (subject to outstanding A/R & A/P), and substantiating statements sets.

c.
Debt Notes, Lines of Credit, Credit Cards, etc. These must be presented in actual balance form, and broken into interest and principle amounts incurred on a rolling basis.  All statements and supporting sub-ledgers must accompany.

d.
Inventory Sub-Ledger.  The inventory sub-ledger must also be reconciled between sub-ledger and statements presented on a regular basis and submitted to PCAOB accountant with the rest of the materials for regular audits and quarterly financial reporting.

e.	Depreciation & Amortization “Waterfalls” and reconcile quarterly and annual totals.

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Rogers Consulting Group CFO Services Proposal

f.	Estimates. Management makes certain estimates to its accountants on its financial statements. These estimates include, but are not necessarily limited to, the following:

i.	Tax Assets & Liabilities.
ii.	Allowance for Doubtful Accounts.
iii.	Deferred Revenue & Deferred Liabilities (both long-term, and current portions).
iv.	Goodwill.
v.	Intangible Asset Values.
vi.	FMV of any Term Investments.
vii.	Prepaid Expenses & Other Current Assets.
viii.	Deferred Compensation Liabilities.

g.	Management’s Discussion & Analysis (“MD&A”). Financial reports are not considered complete without the MD&A. MD&A will be prepared and delivered at each regular reporting event.

h.
Open Items.  The PCAOB accountant shall, upon review of regular financial presentation, return lists of Open Items that they require to validate or correct any items they wish to have more clarity on, or wish to test for actual value.  In performance of other duties, Open Items will be addressed and completed to finalize the financial reporting procedures forthwith.  Some periods can produce multiple rounds of Open Items.  It is purely dependent on accountant preferences, until they are satisfied that all numbers, sub-ledgers, estimates, etc. are qualified and validated by supporting sub-ledgers, stated procedures, statements, contracts, etc.

All of these items must be reconciled, prepared and calculated on an ongoing basis, in accordance with stated, written procedures for doing so consistently each time.

The need for a stated system of consistent reporting and estimation is the basis for ICFR and written procedures.

iii.
ICFR & Procedures. Although PCAOB accountants will likely be lenient with ICFR and written procedures during development phases, they will not over a short period of time. ICFR and written procedures for oversight and reporting need to be developed and maintained in accordance with decisions made relative to completing the tasks outlined in Item 1(b)(i) – 1(b)(f).  Initial ICFR & Procedures duties shall include:

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Rogers Consulting Group CFO Services Proposal

1.	Create written financial reporting procedures manual.
2.	Update and record all financial reporting process decisions.
3.	Prepare financial reporting oversight procedures and charts, per ICFR requirements.

iv.
Records & Retention It is necessary to retain all records and statements relative the financial operations of BAETA to complete the tasks outlined above, and to meet the PCAOB accountant’s regular reporting requirements.  These records include, but are not limited to:

1.	Placement Memorandums and any other debt or equity obligations of the Company.
2.	Securities Subscription Agreements.
3.	Contracts, Leases & Other Direct Commercial Obligations.
4.	Employment Contracts & Benefits Packages.
5.	Statements & Invoices from Financial & Commercial Partners.

c.
Operations.  It is understood that a significant portion of future obligations, possibly beyond the term proposed here, shall be the ongoing shall be in the development and support of operational elements as they pertain to the financial operations of the company, including but not necessarily limited to:

i.
Budgeting & Pro-Forma Statements.  Establish and maintain operating budgets for the purpose of establishing compliance with required controls and procedures and ensure effective capital management, tracking and reconciliation for tax, and regulatory filings, as well as regular capital expenditures, financing and acquisitions.

ii.	Inventory Management. Establish compliant procedures and systems for tracking inventory and reconciling production and sales with inventory, accounts payable and accounts receivable.

iii.	Sales Tracking & Reconciliation. Establish compliant procedures and systems for tracking and reconciling daily, weekly, monthly, quarterly and annual sales.

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Rogers Consulting Group CFO Services Proposal

iv.	Corporate Filings. Prepare and submit all required information statements to the Secretary of State, including proxies, annual board minutes and interim material changes necessitating reporting.

v.
Hiring & Financial Personnel Management. Identify, interview, select and manage key financial and operational heads at various facilities nationally and globally to ensure compliance and integration with established financial controls and procedures.  Individuals will report directly and comply with all corporate requirements.

vi.
Corporate Governance. Assist in the establishment and implementation of required corporate governance standards and personnel independent audit committee, compensation committee and various other mandated governance elements.

d.
Legal, Accounting, Transfer Agent & Other Misc. Professional Services Providers. Work closely with and support the efforts of all key professional services providers to ensure timely compliance with regulatory requirements and effective corporate operations management.

e.	Capital Formation.

i.
Assist the preparation and development of all required capital formation documents, including but not limited to Power Point presentations, financial pro-forma statements and financial forecasts, placement memorandums, state and federal securities filings upon consummation of financing.

ii.	Introduction to capital partners through existing contacts and professional network.

iii.	Presentations to investors and prospective investors.

f.
Miscellaneous.  It is understood that, due to the early stage nature of BAETA, all chart of accounts, financial software and other operational tools necessary for financial oversight and reporting will also be part of the Duties & Obligations.

    II.        Fees & Term

a.	Initial Term & Fees. The initial terms shall be Four (4) months from the date of execution hereof.
i.	Fees for the initial term shall be the following:
1.	$7,500 monthly retainer as follows:
a.	$3,000 cash / month.

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Rogers Consulting Group CFO Services Proposal

b.	$4,500 restricted common shares / month @ $0.50 /sh.
c.	Restricted common shares are due upon commencement of term.

b.	Renewal Term & Fees. The terms set forth shall automatically renew upon the Four (4) month anniversary of execution hereof and remain in effect for an additional Four (4) months:
i.	Fees for the renewed term through shall be the following:
1.	$10,000 monthly retainer as follows:
a.	$5,000 cash / month.
b.	$5,000 restricted common shares / month @ $0.50 /sh.
c.	Restricted common shares are due upon commencement of term.

c.	Cancellation. Cancellation upon thirty (30) days prior written notice. Pro-rata fees due through final termination date.

III.
Transition. It is understood and agreed that, subject to the effective implementation of the Company’s business plan, Rogers Consulting will assist the Company in seeking a full-time employee for the position of Chief Financial Officer anytime during the Term set forth above.

I hope that this provides you with a detailed account of the commitment, obligations and duties I shall make.  I look forward to discussing the details with you shortly, and moving ahead in earnest towards exceptional results and success for BAETA Corp.

Sincerely,

Douglas A Rogers, President
Rogers Consulting Group

Agreed and Accepted by duly authorized signature 15th Day of May, 2008:

Signature – Rogers Consulting Group	Signature – BAETA Corp.

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